DSI REALTY INCOME FUND VII
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
JUNE 30, 2000 AND DECEMBER 31, 2000

                                          June 30,       December 31,
                                            2000             1999
ASSETS

CASH AND CASH EQUIVALENTS                $  614,014       $  525,003
PROPERTY, Net                             1,931,570        2,186,223

OTHER ASSETS                                 40,699           40,699

TOTAL                                    $2,586,283       $2,751,925


LIABILITIES AND PARTNERS' EQUITY (DEFICIT)


LIABILITIES                              $  582,108       $  602,064

PARTNERS' EQUITY (DEFICIT):
     General Partners                       (87,726)         (86,270)
     Limited Partners                     2,091,901        2,236,131

  Total partners' equity                  2,004,175        2,149,861

TOTAL                                    $2,586,283       $2,751,925

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 2000 AND 1999


                                          June 30,          June 30,
                                            2000              1999

REVENUES:

Rental income                            $  584,337        $  556,244
Interest                                      2,065             1,569
     Total revenues                         586,402           557,813

EXPENSES:

Operating                                   342,332           337,950
General and administrative                   55,699            50,083
     Total expenses                         398,031           388,033


NET INCOME                               $  188,371        $  169,780


AGGREGATE NET INCOME ALLOCATED TO:
    Limited Partners                     $  186,487        $  168,082
    General Partners                          1,884             1,698

TOTAL                                    $  188,371        $  169,780

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     7.77        $     7.00


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              24,000            24,000

See accompanying notes to financial statements(unaudited).


STATEMENTS OF INCOME (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

                                          June 30,           June 30,
                                            2000               1999

REVENUES:
Rental income                            $1,125,864        $1,106,249
Interest                                      3,773             3,296
Total revenues                            1,129,637         1,109,545

EXPENSES:
Operating                                   669,354           671,715
General and administrative                  121,121           115,255
Total expenses                              790,475           786,970

NET INCOME                               $  339,162         $ 322,575

AGGREGATE NET INCOME ALLOCATED TO:
 Limited Partners                        $  335,770         $ 319,349
 General Partners                             3,392             3,226
TOTAL                                    $  339,162         $ 322,575

NET INCOME PER LIMITED
  PARTNERSHIP UNIT                           $13.99            $13.31

LIMITED PARTNERSHIP UNITS USED
  IN PER UNIT CALCULATION                    24,000            24,000


See accompanying notes to financial statements (unaudited)




STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)(UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL



BALANCE AT JANUARY 1, 1999            ($81,477)     $2,710,604   $2,629,127

NET INCOME                               3,226         319,349      322,575
DISTRIBUTIONS                           (4,848)       (480,000)    (484,848)

BALANCE AT JUNE 30, 1999              ($83,099)     $2,549,953   $2,466,854

BALANCE AT JANUARY 1, 2000            ($86,270)     $2,236,131   $2,149,861

NET INCOME                               3,392         335,770      339,162
DISTRIBUTIONS                           (4,848)       (480,000)    (484,848)

BALANCE AT JUNE 30, 2000              ($87,726)     $2,091,901   $2,004,175

See accompanying notes to financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

                                        June 30,          June 30,
                                          2000              1999

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 339,162          $ 322,575

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

    Depreciation                         254,653            254,655

    Changes in assets and
	liabilities:

     Increase in other assets                  0             (1,117)

     Decrease in liabilities             (19,956)           (23,965)

Net cash provided by
   operating activities                  573,859            552,148



CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (484,848)          (484,848)

NET INCREASE IN CASH AND
    CASH EQUIVALENTS                      89,011             67,300

CASH AND CASH EQUIVALENTS:

     At beginning of period              525,003            459,100
     At end of period                  $ 614,014          $ 526,400


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND VII
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund VII (the "Partnership"), has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 24,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of June 30, 2000, and for the periods ended June 30, 2000, and 1999, is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

Properties owned by the Partnership are all mini-storage facilities. Depreciation is calculated using the straight line method over the estimated useful life of 15 years. The total cost of property and accumulated depreciation at June 30, 2000, is as follows:

        Land                                 $  2,089,800
        Buildings and equipment                 7,680,134
        Equipment                                  60,760
        Total                                   9,830,694
        Less: Accumulated Depreciation        ( 7,899,124)
        Property - Net                       $  1,931,570

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.